Exhibit 4.21

TELEFAX	Timo Kühl / sw
International Loans
Ioli Owning Company Limited
c/o Cardiff Marine Inc.	Direct Line	+49 421 3609-320
Attn. Mr. Aris Ioannidis / Mr. Dimitris Glynos	Telefax	+49 421 3609-293
timo.kuehl@schiffsbank.com
Fax 0030210 809 0205

Page(s): 1 (incl. address page)	11 December 2009

(i)	USD 35,000,000 Secured Loan Agreement (the “Loan Agreement”) dated 2 October 2007 – made between Ioli Owning Company Limited as Borrower and Deutsche Schiffsbank Aktiengesellschaft (“DSB”) as Lender; and

(ii)	Guarantee and Indemnity (the “Guarantee”) dated 9 October 2007 by Dryships Inc. to DSB

Dear Sirs,

Reference is made to our fax dated 13 November 2009 containing the waiver terms to rectify the breach of clause 10.4 (Security Cover) of the Loan Agreement and clause 6.7 of the Guarantee. Your acceptance of the waiver terms was noted.

Please note that we now have board approval for the waiver terms as per our fax dated 13 November except for clause 4) a) which is to be deleted and replaced by the following wording:

The Fair Market Value of the vessel shall not be less than 83% of the loan amount outstanding until the end of the waiver period.

Please confirm your acceptance by countersigning this letter.

Best regards,

Deutsche Schiffsbank Aktiengesellschaft

/s/ Illegible

/s/ Eugenia Papapontikou

Eugenia Papapontikou

Deutsche Schiffsbank Aktiengesellschaft

Domshof 17	Head Offices	Chairman of the Supervisory Board
D-28195 Bremen	Bremen and Hamburg	Jochen Klösges
PO. Box 10 62 69
D-28062 Bremen	Commercial Register	Board of Managing Directors
Telephone +49 421 3609-0	Local Court Bremen HRB 4062	Werner Welmann (Speaker of the Board)
Telefax +49 421 3609-326	Local Court Hamburg HRB 42653	Dr. Rainer Jakubowski
SWIFT DESBDE22	VAT Reg. No. DE153094769	Tobias Müller

TELEFAX	Timo Kühl / st
International Loans
Ioli Owning Company Limited c/o Cardiff Marine Inc.	Direct Line	+49 421 3609-320
Attn. Mr. Aris Ioannidis	Telefax	+49 421 3609-293
timo.kuehl@schiffsbank.com
Fax 0030210 809 0205

Page(s): 4 (incl. address page)
13 November 2009

(i)	USD 35,000,000 Secured Loan Agreement (the “Loan Agreement”) dated 2 October 2007 – made between Ioli Owning Company Limited as Borrower and Deutsche Schiffsbank Aktiengesellschaft (“DSB”) as Lender; and

(ii)	Guarantee and Indemnity (the “Guarantee”) dated 9 October 2007 by Dryships Inc. to DSB

Dear Aris,

Please find attached as per our various discussions the Terms to rectify the breach of clause 10.4 (Security Cover) of the Loan Agreement and clause 6.7 of the Guarantee.

1) Waiver Period:	From 1st January 2009 until 31st December 2010.

2) Margin:	For the duration of the Waiver Period the Margin shall be increased to 1.9%.

3) Waiver Fee:	USD 46,000.

4) Covenants:	a)	The Lender agrees to waive the compliance with clause 10.4 of the Loan Agreement and clause 6.7 of the Guarantee until the end of the Waiver Period and waive any non-compliance of such clauses before the date of this letter.

	b)	The earnings account held with DSB shall be pledged to the Lender.

	c)	The time charter concluded for MV “PAROS” shall be assigned to the Lender.

5) Financial Covenants:	a)	Throughout the Facility Period the Interest Cover Ratio shall not be less than 2:1.

Deutsche Schiffsbank Aktiengesellschaft

Domshof 17 D-28195 Bremen PO. Box 10 62 69 D-28062 Bremen	Telephone + 49 421 3609-0 Telefax + 49 421 3609-326 SWIFT DESBDE22	Head Offices Bremen and Hamburg Commercial Register Local Court Bremen HRB 4062 Local Court Hamburg HRB 42653 VAT Reg. No. DE153094769	Chairman of the Supervisory Board Jochen Klösges Board of Managing Directors Werner Welmann (Speaker of the Board) Dr. Rainer Jakubowski Tobias Müller

Page 2 of our fax dated 11th November 2009

b)	Throughout the Facility Period the Guarantor maintains an aggregate Minimum Liquidity in an amount in excess of USD 35,000,000.

c)	From now on until 31st December 2009 the Market Adjusted Net Worth shall not be less than USD 100,000,000 and afterwards until the end of the Waiver Period not less than USD 150,000,000 plus 100% of the net quarterly profits of the Guarantor.

d)	The Lender agrees to waive this clause retroactive. Until the end of the Waiver Period the Market Adjusted Equity Ratio shall not be less than 15%.

Provided that the Borrower will be in compliance with the provisions of this clause if the Market Adjusted Equity Ratio falls to not less than 5 % and a) the Agent considers that such fall in the Market Adjusted Equity Ratio has resulted from a reduction in the Market Value of the Fleet Vessels (including, without limitation, any drillships owned or ordered by members of the Group) or the mark-market-position of any swap and other derivative transactions entered into by the Borrower and other members of the Group, and b) the Agent recalculates the Market Adjusted Equity Ratio on the basis of the Market Values of the Fleet Vessels (including, without limitation, any drillships owned or ordered by members of the Group) and the mark-to-market position of all the swap and other derivative transactions referred to above as at 31 December 2008 and such recalculation results in the Market Adjusted Equity Ratio being at least 15%. Thereafter, the Market Adjusted Equity Ratio shall be not less than 40%.

Provided that during the Waiver Period, any new Financial Indebtedness incurred by the Borrower or the Group may only be used in i) prepaying any Financial Indebtedness secured on the assets of the Group and ii) financing any New Investments and any Permitted Investments subject to the Borrower’s equity contribution in each new Investments and each Permitted Investment being not less than 32.5 % of the acquisition cost of that New Investment and or, as the case may be, that Permitted Investment.

6) Disposal of assets / spin off of the Offshore business:

The Guarantor shall only be allowed to dispose any of its assets on an arm’s-length basis. Nevertheless, the Guarantor may spin-off of or otherwise dispose of the offshore business of the Group (“the Spin-Off”) provided that the following conditions are met:

(a)	The Guarantor shall maintain at least USD 80,000,000 cash after the Spin-Off.

(b)	The Guarantor shall be released from all obligations relating to the offshore business of the Group except the credit support guarantee for the pre- and post-delivery financing of the drill ship newbuildings hull nos. 1865 and 1866 arranged by Deutsche Bank AG.

(c)	The Guarantor to secure latest six months prior to delivery a cash break-even employment contract (i.e. operating expenses and debt service fully covered) for at least two (2) years for the drill ship newbuildings hull nos. 1865 and 1866.

Page 3 of our fax dated 11th November 2009

	(d)	The Guarantor must use its best endeavors to be released from its guarantee obligations for newbuildings hull nos. 1865 and 1866 for the pre- and post-delivery facility period.

7) Negative Undertaking:		No dividend payments or any other return of capital to shareholders including stock buyback or any other form of distribution effective until the end of the Waiver Period. In relation to the spin-off of the offshore business of the Guarantor the conditions under above mentioned waiver clause 6) shall apply.

8) Permitted Investments:

Save for any Permitted Investments no new investments or capital expenditures (other than maintenance of existing vessels in the ordinary course of business). “Permitted Investments” are the newbuilding contracts

•	Hull 1518A and Hull 1519A (panamax bulk carrier with delivery in 12/2009 and 03/2010, contract price $33.25m);

•	SS0058 and SS 0059 (kamsarmax bulk carrier with delivery in 08/2010 and 10/2010, contract price $54.25m each);

•	Hull 2089 (capesize bulker with delivery in 2009, contract price $114m);

•	Hull 1837 (drillship, delivery 01/2011) and Hull 1838 (drillship, delivery 03/2011); and

•	Hull 1865 (drillship, delivery 06/2011) and Hull 1866 (drillship, delivery 09/2011); provided that

a)	Hull SS 0058 and Hull SS 0059 shall only be permitted if a post-delivery financing has been secured by way of minimum 50% debt finance of the respective contract costs not later than June 30, 2010; and

b)	Hull 2089 shall be permitted if a post-delivery financing will be secured by way of minimum 50% debt finance of the respective contract costs not later than December 31, 2009; and

c)	Hull 1837 and Hull 1838 shall only be permitted if the following milestones will be met: For each of the following contract instalments payable to Samsung HI (“Samsung”) plus supervision costs evidence satisfactory to the Lenders (“the Evidence”) has to be provided that financing of such instalments either by debt and/or equity has been arranged not later than

•      February 15, 2010 for the 4th instalment Hull 1837 of $110,422,472 due on February 15, 2010;

•      April 15, 2010 for the 4th instalment Hull 1838 of $110,422,472 due on April 15, 2010;

•      September 15, 2010 for the 5th (delivery) instalment Hull 1837 of $291,881,013 due on December 15, 2010;

Page 4 of our fax dated 11th November 2009

• December 15, 2010 for the 5th (delivery) instalment Hull 1838 of $288,874,107 due on March 15, 2011;

provided that the “milestone dates” February 15, 2010, April 15, 2010, August 15, 2010 and November 15, 2010 could be moved to a later date in line with any contract instalment payment deferral agreed with Samsung. In case Samsung and DryShips Inc./Primelead Shareholders Inc. agree on a deferral of the 4th and/or 5th instalment the Evidence to be presented to the Lenders not later than three (3) business days prior to the original a.m. due dates.

•     six (6) months prior to the scheduled delivery date for each of the newbuildings Hull 1837 and 1838 an employment contract shall be concluded covering at least the first three years of the debt service of the post-delivery financings.

9) New Investments will be allowed, provided that:

•     the equity portion for such New Investments has been raised from proceeds of equity offerings; and

•     The Guarantor shall have cash of at least USD 80,000,000; and

•     any new investments must be conducted on arm’s-length-basis at prevailing market conditions

10) Percentage of shares of Mr. George Economou

Until the end of the Waiver Period Mr. George Economou does not divest any of his interests in any of the issued shares in DryShips Inc. that were owned on November 1, 2009.

Please confirm your acceptance by countersigning this letter.

Best regards,

Deutsche Schiffsbank Aktiengesellschaft

/s/ Illegible

/s/ Eugenia Papapontikou

Eugenia Papapontikou